Exhibit 99.1
Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial Statements and Supplementary Data are comprised of the following sections:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Lorillard, Inc.
Greensboro, North Carolina.

We have audited the accompanying consolidated balance sheets of Lorillard, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at Item 15. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 9 to the consolidated financial statements, in 2007, the Company changed its method of accounting for income tax contingencies to conform to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109.”

As discussed in Note 15 to the consolidated financial statements, the Company has disclosed condensed consolidating financial information.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
March 2, 2009
(June 11, 2009 as to Note 15)

LORILLARD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In millions)

ASSETS:
Cash and cash equivalents	$1,191	$1,210
Accounts receivable, less allowances of $2 and $2	7	5
Other receivables	53	5
Receivable from limited partnerships	2	198
Inventories	255	223
Deferred income taxes	454	462

Total current assets	1,962	2,103
Plant and equipment	218	207
Prepaid pension assets	36	103
Other investments	15	65
Deferred taxes and other assets	90	122

Total assets	$2,321	$2,600

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Accounts and drafts payable	$30	$29
Accrued liabilities	255	231
Settlement costs	974	919
Income taxes	14	9

Total current liabilities	1,273	1,188
Postretirement pension, medical and life insurance benefits	317	284
Other liabilities	100	115

Total liabilities	1,690	1,587

Commitments and Legal Contingencies

Shareholders’ Equity:

Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized — 600 million shares; par value — $.01 per share
Issued — 174 million and 174 million shares
Outstanding — 168 million and 174 million shares	2	2
Additional paid-in capital	222	217
Earnings retained in the business	965	882
Accumulated other comprehensive loss	(158)	(88)

	1,031	1,013
Treasury shares at cost, 6 million shares in 2008	(400)	—

Total shareholders’ equity	631	1,013

Total liabilities and shareholders’ equity	$2,321	$2,600

See Notes to Consolidated Financial Statements

LORILLARD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007	2006
	(In millions)

Net sales (including excise taxes of $712, $688 and $699)	$4,204	$3,969	$3,755
Cost of sales	2,428	2,307	2,160

Gross profit	1,776	1,662	1,595
Selling, general and administrative	361	388	354

Operating income	1,415	1,274	1,241
Other income (expense), net	19	109	103

Income before income taxes	1,434	1,383	1,344
Income taxes	547	485	518

Net income	$887	$898	$826

Earnings per share:
Basic	$5.15	$5.16	$4.75
Diluted	$5.15	$5.16	$4.75

Number of shares outstanding:
Basic	172.09	173.92	173.92
Diluted	172.21	173.92	173.92

See Notes to Consolidated Financial Statements

LORILLARD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Accum-
					ulated
	Compre-			Earnings	Other		Total
	hensive		Additional	Retained	Compre-		Share-
	Income	Common	Paid-in	in the	hensive	Treasury	holders’
	(Loss)	Stock	Capital	Business	Loss	Shares	Equity
	(In millions)

Balance, January 1, 2006, as previously reported		$—	$213	$1,136	$(9)	$—	$1,340
Par value adjustment, Lorillard common stock — 1.7 million to 1 stock split		2	(2)				—

Balance, January 1, 2006, as adjusted		2	211	1,136	(9)	—	1,340
Comprehensive income:
Net income	$826			826			826
Other comprehensive gains, pension liability, net of tax expense of $5	9				9		9

Comprehensive income	$835

Dividends paid				(783)			(783)
Effect of adopting SFAS No. 158 on pension liability, net of tax benefit of $53					(99)		(99)
Share-based compensation			2				2

Balance, December 31, 2006		$2	$213	$1,179	$(99)	$—	$1,295

Balance, January 1, 2007, as previously reported		$—	$215	$1,179	$(99)	$—	$1,295
Par value adjustment, Lorillard common stock — 1.7 million to 1 stock split		2	(2)				—
Effect of adopting FIN No. 48 on retained earnings				(25)			(25)

Balance, January 1, 2007, as adjusted		2	213	1,154	(99)	—	1,270
Comprehensive income:
Net income	$898			898			898
Other comprehensive gains, pension liability, net of tax expense of $6	11				11		11

Comprehensive income	$909

Dividends paid				(1,170)			(1,170)
Share-based compensation			4				4

Balance, December 31, 2007		$2	$217	$882	$(88)	$—	$1,013

Balance, January 1, 2008, as previously reported		$—	$219	$882	$(88)	$—	$1,013
Par value adjustment, Lorillard common stock — 1.7 million to 1 stock split		2	(2)				—

Balance, January 1, 2008, as adjusted		2	217	882	(88)	—	1,013
Comprehensive income:
Net income	$887			887			887
Other comprehensive loss, pension liability, net of tax benefit of $38	(70)				(70)		(70)

Comprehensive income	$817

Dividends paid				(804)			(804)
Shares repurchased						(400)	(400)
Share-based compensation			5				5

Balance, December 31, 2008		$2	$222	$965	$(158)	$(400)	$631

See Notes to Consolidated Financial Statements

LORILLARD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(In millions)

Cash flows from operating activities:
Net income	$887	$898	$826
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32	40	47
Deferred income taxes	72	(62)	(20)
Share-based compensation	3	2	1
Gain on investments	—	(34)	(26)
Amortization of marketable securities	—	(22)	(26)
Changes in operating assets and liabilities:
Accounts receivable	(38)	6	10
Inventories	(32)	(40)	(1)
Accounts payable and accrued liabilities	28	(20)	(23)
Settlement costs	43	102	23
Income taxes	5	(44)	(53)
Other assets	5	(12)	6
Postretirement health and life insurance benefits	(7)	(4)	15
Litigation accrual	—	66	—
Other	(18)	6	(1)

Net cash provided by operating activities	980	882	778

Cash flows from investing activities:
Purchases of investments	(1,050)	(4,916)	(5,059)
Proceeds from sales of investments	545	1,934	2,124
Proceeds from maturities of investments	750	3,400	2,550
Additions to plant and equipment	(44)	(51)	(30)

Net cash provided by (used in) investing activities	201	367	(415)

Cash flows from financing activities:
Dividends paid	(804)	(1,170)	(783)
Shares repurchased	(400)	—	—
Excess tax benefits from share-based arrangements	4	3	2

Net cash used in financing activities	(1,200)	(1,167)	(781)

Change in cash and cash equivalents	(19)	82	(418)
Cash and cash equivalents, beginning of year	1,210	1,128	1,546

Cash and cash equivalents, end of year	$1,191	$1,210	$1,128

Cash paid for:
Income taxes	$514	$598	$589

See Notes to Consolidated Financial Statements

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Significant Accounting Policies

Basis of presentation — Lorillard, Inc., through its subsidiaries, is engaged in the manufacture and sale of cigarettes. Its principal products are marketed under the brand names of Newport, Kent, True, Maverick and Old Gold with substantially all of its sales in the United States of America. Sales to one customer represented 26%, 24% and 23% of total sales of Lorillard in 2008, 2007 and 2006, respectively.

The consolidated financial statements of Lorillard, Inc. (the “Company”), together with its subsidiaries (“Lorillard”), include the accounts of the Company and its subsidiaries after the elimination of intercompany accounts and transactions. The Company manages its operations on the basis of one operating and reportable segment through its principal subsidiary, Lorillard Tobacco Company (“Lorillard Tobacco”).

On May 7, 2008, the Company amended its certificate of incorporation to affect a 1,739,234.29 for 1 stock split of its 100 shares of its Common Stock then outstanding. All common share and per share information has been retroactively adjusted for the periods presented.

On June 10, 2008, Loews Corporation (“Loews”) distributed 108,478,429 shares of common stock of the Company in exchange for and in redemption of all 108,478,429 outstanding shares of Loews’ Carolina Group stock, as described in the Registration Statement (File No. 333-149051) filed on Form S-4 (the “Separation”). Pursuant to the terms of the Exchange Offer, described in the Registration Statement, on June 16, 2008, Loews accepted 93,492,857 shares of Loews common stock in exchange for 65,445,000 shares of the Company’s Common Stock. As a result of such distributions, Loews ceased to own any equity interest in the Company and the Company became an independent publicly held company.

Prior to June 10, 2008, the date of the Company’s Separation from Loews, Lorillard was included in the Loews consolidated federal income tax return, and federal income tax liabilities were included on the balance sheet of Loews. Under the terms of the pre-Separation Tax Allocation Agreement between Lorillard and Loews, the Company made payments to, or was reimbursed by Loews for the tax effects resulting from its inclusion in Loews’ consolidated federal income tax return. As of December 31, 2008, Loews is obligated to reimburse Lorillard $14 million related to pre-Separation tax benefits and payments, which will be reimbursed by December 2009.

Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and related notes. Significant estimates in the consolidated financial statements and related notes include: (1) accruals for tobacco settlement costs, legal expenses and litigation costs, sales incentive programs, income taxes and share based compensation, (2) the determination of discount and other rate assumptions for defined benefit pension and other postretirement benefit expenses and (3) the valuation of pension assets. Actual results could differ from those estimates.

Cash equivalent — Cash equivalents consist of short-term liquid investments with a maturity at date of purchase of three months or less. Interest and dividend income are included as a component of Other income, net. The cost of securities sold is based on the specific identification method and transactions are recorded on the trade date.

Repurchase agreements — During 2008 and 2007, Lorillard loaned cash to unrelated parties, primarily major financial institutions through collateralized repurchase agreements. Borrowers must deposit treasury securities as collateral with Lorillard of at least 102% of the amount of cash loaned. The securities received as collateral by Lorillard are not reflected as assets of Lorillard as there exists no right to sell or repledge the collateral. There were $236 and $636 of repurchase agreements outstanding at December 31, 2008 and 2007, respectively.

Inventories — Inventories are valued at the lower of cost, determined on a last-in, first-out (LIFO) basis, or market. A significant portion of leaf tobacco on hand will not be sold or used within one year, due to the

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

duration of the aging process. All inventory of leaf tobacco, including the portion that has an operating cycle that exceeds 12 months, is classified as a current asset in accordance with Accounting Research Bulletin No. 43 and is generally consistent with recognized trade practice.

Depreciation — Buildings, machinery and equipment are depreciated for financial reporting purposes on the straight-line method over estimated useful lives of those assets of 40 years for buildings and 3 to 12 years for machinery and equipment.

Other investments — Other investments primarily include investments in limited partnerships that are recorded at Lorillard’s share of the net asset value of each partnership, or carrying value, as determined by the General Partner. Changes in net asset values are accounted for under the equity method and recorded within Other income (expense), net. The majority of the limited partnerships employ strategies to generate returns through investing in a substantial number of securities that are readily marketable. Those strategies may include the use of leverage and hedging techniques that potentially introduce more volatility and risk to the partnerships. During the fourth quarter of 2007, Lorillard notified certain limited partnerships of its intention to liquidate its position as of December 31, 2007, and accordingly recorded a receivable of $198 million for the amount Lorillard expected to receive based upon its capital accounts as of December 31, 2007. In 2008, Lorillard notified the remaining limited partnerships of its intention to liquidate its position. During 2008, $196 million was received. As of December 31, 2008, a receivable of $2 million remains in accordance with holdback provisions contained in the partnership agreements.

Revenue recognition — Revenue from product sales, net of sales incentives, is recognized at the time ownership of the goods transfers to customers and collectability is reasonably assured. Federal excise taxes are recognized on a gross basis, and are reflected in both net sales and cost of sales. Sales incentives include retail price discounts, coupons and retail display allowances and are recorded as a reduction of revenue based on amounts estimated as due to customers and consumers at the end of a period based primarily on use and redemption rates.

Cost of sales — Cost of sales includes federal excise taxes, leaf tobacco cost, wrapping and casing material, manufacturing labor and production salaries, wages and overhead, research and development costs, distribution, other manufacturing costs, State Settlement Agreement expenses, the federal assessment for tobacco growers, and promotional product expenses. Promotional product expenses include the cost, including excise taxes, of the free portion of “buy some get some free” promotions.

Advertising and marketing costs — Advertising costs are recorded as expense in the year incurred. Marketing and advertising costs that include such items as direct mail, advertising, agency fees and point of sale materials are included in selling, general and administrative expenses. The amounts of advertising expense were $47 million, $50 million and $45 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Research and development costs — Research and development costs are recorded as expense as incurred, are included in cost of sales and amounted to $20, $18 and $18 million for each of the years ended December 31, 2008, 2007 and 2006, respectively.

Tobacco settlement costs — Lorillard recorded pre-tax charges of $1,117 million, $1,048 million and $911 million for the years ended December 31, 2008, 2007 and 2006, respectively, to accrue its obligations under the State Settlement Agreements (see Note 12). Lorillard’s portion of ongoing adjusted payments and legal fees is based on its share of domestic cigarette shipments in that year. Accordingly, Lorillard records its portion of ongoing settlement payments as part of cost of sales as the related sales occur. Payments are made annually and are generally due in April of the year following the accrual of costs. The settlement cost liability on the balance sheets represents the unpaid portion of the Company’s obligations under the State Settlement Agreements.

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Legal costs and loss contingencies — Legal costs are expensed as incurred and amounted to $80 million, $55 million and $57 million for the years ended December 31, 2008, 2007 and 2006, respectively. Loss contingencies related to pending or threatened litigation are accrued as a charge to selling, general and administrative expense when both of the following conditions are met: (i) a determination that it is probable that an asset has been impaired or a liability has been incurred, and (ii) the amount of loss can be reasonably estimated. See Note 12 for a description of loss contingencies.

Restructuring charges — In April 2006, Lorillard commenced a restructuring of its sales and market research department and offered an early retirement program to eligible employees. As a result, in 2006 Lorillard recorded restructuring costs of $20 million in administrative expenses primarily for early retirement and curtailment charges on pension and other postretirement benefit plans. Substantially all payments relating to these costs were made in 2006.

Taxes — Tax accruals are recorded to address potential exposures involving tax positions taken that may be challenged by taxing authorities. The tax accruals contain assumptions based on past experiences and judgments about potential actions by taxing jurisdictions. The ultimate resolution of these matters may be greater or less than the amounts accrued.

Accumulated Other Comprehensive Income (Loss)  — The components of accumulated other comprehensive income (loss) (“AOCI”) include the pension liability and any unrealized gains (losses) on available for sale investments, net of related taxes.

Recently adopted accounting pronouncements — In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109.” FIN No. 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN No. 48 states that a tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable, based on its technical merits. The tax benefit of a qualifying position is the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. Lorillard adopted FIN No. 48 on January 1, 2007 and recorded a decrease to retained earnings of $25 million. See Note 9 for additional information on the provision for income taxes.

In June 2006, the FASB ratified Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” The pronouncement was effective for fiscal years beginning after December 15, 2006. The task force reached a conclusion that either the Gross or Net method is acceptable; however, if taxes are reported on a gross basis (included as sales) a company should disclose those amounts if significant. Excise taxes are included in revenues and the amounts are disclosed.

In September 2006, the FASB issued Statement of Financial Standards (“SFAS”) No. 157, “Fair Value Measurements” effective for fiscal years beginning after November 15, 2007. Lorillard adopted SFAS No. 157 on January 1, 2008, utilizing the one year deferral that was granted for the implementation of SFAS No. 157 for all nonrecurring fair value measurements of non-financial assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of SFAS No. 157 did not have a material impact on Lorillard’s financial position or results of operations. See disclosures under SFAS No. 157 in Note 7.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” SFAS No. 158 requires an employer to recognize the funded status of a defined benefit postretirement plan in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Lorillard adopted

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 158 in December of 2006 which decreased equity by $99 million as of December 31, 2006. See Note 10 for additional information on Lorillard’s benefit plans.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Lorillard elected not to adopt the provisions permitting the measurement of eligible financial assets and liabilities at January 1, 2008.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The effective date for SFAS No. 162 is November 15, 2008. The adoption of SFAS No. 162 did not have a material impact on Lorillard’s financial position or results of operations.

In June 2008, the FASB issued FASB Staff Position FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share. This interpretation is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years. Lorillard adopted this interpretation on January 1, 2009. The adoption of EITF -03-6-1 will not have a material impact on Lorillard’s financial position or results of operations.

In December 2007, the FASB ratified EITF Issue No. 07-1 “Accounting for Collaborative Arrangements” effective for fiscal years beginning after December 15, 2008. (“EITF 07-1”). EITF 07-1 defines a collaborative arrangement as an arrangement where the parties are active participants and have exposure to significant risks. Transactions with third parties should be classified in the financial statements in the appropriate category according to Emerging Issues Task Force (“EITF”) Issue No. 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”. Payments between the partners of the collaborative agreement should be categorized based on the terms of the agreement, business operations, and authoritative literature. Lorillard adopted this interpretation on January 1, 2009. The adoption of EITF 07-1 will not have a material impact on Lorillard’s financial position or results of operations.

Accounting pronouncements not yet adopted — In December 2008, the FASB issued FSP FAS 132(R)-1 “Employers’ Disclosures About Postretirement Benefit Plan Assets” effective for years ending after December 15, 2009 with early application permitted. FSP FAS 132(R)-1 requires disclosure of investment policies and strategies in narrative form. FSP FAS 132(R)-1 also requires employer disclosure on the fair value of plan assets, including a) the level in the fair value hierarchy, b) a reconciliation of beginning and ending fair value balances for Level 3 assets, and c) information on inputs and valuation techniques. Lorillard is evaluating the impact that adopting FSP FAS 132(R)-1 will have on its financial position or results of operations.

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Inventories

Inventories are valued at the lower of cost, determined on a LIFO basis, or market and consisted of the following:

	December 31,
	2008	2007
	(In millions)

Leaf tobacco	$208	$172
Manufactured stock	42	45
Materials and supplies	5	6

	$255	$223

If the average cost method of accounting was used, inventories would be greater by approximately $155 million and $151 million at December 31, 2008 and 2007, respectively.

3.	Plant and Equipment

Plant and equipment is stated at cost and consisted of the following:

	December 31,
	2008	2007
	(In millions)

Land	$3	$3
Buildings	87	85
Equipment	532	565

Total	622	653
Accumulated depreciation	(404)	(446)

Plant and equipment-net	$218	$207

Depreciation and amortization expense was $32 million, $40 million and $47 million for 2008, 2007 and 2006, respectively.

4.	Accrued Liabilities

Accrued liabilities were as follows:

	December 31,
	2008	2007
	(In millions)

Legal fees	$21	$17
Salaries and other compensation	21	19
Medical and other employee benefit plans	27	29
Consumer rebates	62	66
Sales promotion	23	24
Excise and other taxes	56	45
Other accrued liabilities	45	31

Total	$255	$231

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Commitments

Lorillard leases certain real estate and transportation equipment under various operating leases. Listed below are future minimum rental payments required under those operating leases with noncancelable terms in excess of one year.

December 31, 2008
(In millions)

2009	$2
2010	1
2011	1
2012	—
2013	—

Net minimum lease payments	$4

Rental expense for all operating leases was $6 million, $6 million and $8 million for 2008, 2007 and 2006, respectively.

At December 31, 2008, Lorillard had contractual purchase obligations of approximately $424 million. These purchase obligations include agreements to purchase leaf tobacco and machinery. Future contractual purchase obligations at December 31, 2008 were as follows:

	2009	2010	2011	2012	2013
	(In millions)

Contractual purchase obligations	$274	$43	$45	$45	$17

6.	Other Income, Net

The components of other income, net consisted of the following:

	Year Ended December 31,
	2008	2007	2006
	(In millions)

Interest income	$21	$72	$78
Limited partnership income (loss)	(1)	34	26
Realized gains (losses), net	—	3	(1)
Other	(1)	—	—

Other income (expense), net	$19	$109	$103

7.	Fair Value

Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1, as these are the most transparent or reliable:

•	Level 1 — Quoted prices for identical instruments in active markets.

•	Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable directly or indirectly.

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Level 3 — Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

Lorillard is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value. Lorillard performs due diligence to understand the inputs used or how the data was calculated or derived, and corroborates the reasonableness of external inputs in the valuation process.

Assets and liabilities measured at fair value on a recurring basis are summarized below. The valuation of securities that are actively traded or have quoted prices are classified as Level 1. These securities include repurchase agreements and money market funds and were valued as follows at December 31, 2008:

	Level 1	Level 2	Level 3	Total
	(In millions)

Repurchase agreements, collateralized by treasury securities	$236	$—	$—	$236
Treasury money market funds	953	—	—	953
Money market funds	1	—	—	1

Total cash and cash equivalents	$1,190	$—	$—	$1,190

8.	Earnings Per Share

Basic and diluted earnings per share (“EPS”) were calculated using the following:

	Year Ended
	December 31,
	2008	2007
	(In millions)

Net Earnings	$887	$898
Weighted Average Shares Outstanding — Basic	172.09	173.92
Stock Options and Stock Appreciation Rights	0.12	0.00

Weighted Average Shares Outstanding — Diluted	172.21	173.92

Options to purchase 0.4 million shares of common stock were excluded from the diluted earnings per share calculation because their effect would be anti-dilutive for the year ended December 31, 2008.

Loews distributed its interest in the Company to holders of Loews’ Carolina Group stock and Loews’ common stock in a series of transactions which were completed on June 10, 2008 and June 16, 2008, respectively. The Company had 173,923,429 shares outstanding as of the Separation from Loews. All prior period EPS amounts were adjusted to reflect the new capital structure of the Company.

9.	Income Taxes

Prior to the Separation, Lorillard was included in the Loews consolidated federal income tax return, and federal income tax liabilities were included on the balance sheet of Loews. Under the terms of the pre-Separation Tax Allocation Agreement between Lorillard and Loews, Lorillard made payments to, or was reimbursed by Loews for the tax effects resulting from its inclusion in Loews’ consolidated federal income tax return. As of December 31, 2008, Loews is obligated to reimburse Lorillard $14 million related to pre-Separation tax benefits and payments, which will be reimbursed by December 2009. Following the Separation, Lorillard and its eligible subsidiaries will file a stand alone consolidated federal income tax return.

The Separation Agreement imposes restrictions on Lorillard’s ability to engage in certain significant corporate transactions, for a period of two years, that could cause the Separation to become taxable to Loews. Lorillard, however, may undertake any such action if it first obtains a supplemental ruling from the IRS or an

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unqualified tax opinion of a nationally recognized law firm, in either case in form and substance reasonably acceptable to Loews, to the effect that the proposed transaction would not adversely affect the tax-free nature of the Separation. The Separation Agreement also requires Lorillard (and any successor entity) to indemnify Loews for any losses resulting from the failure of the Separation to qualify as a tax-free transaction (except if the failure to qualify is solely due to Loews’s fault). This indemnification obligation applies regardless of whether the action is restricted as described above, or whether Lorillard or a potential acquirer obtains a supplemental ruling or an opinion of counsel.

The Separation Agreement further provides for cooperation between Lorillard and Loews with respect to additional tax matters, including the exchange of information and the retention of records which may affect the income tax liability of the parties to the Separation Agreement.

Lorillard’s consolidated federal income tax returns have been settled through 2005 with the Internal Revenue Service (“IRS”). The outcome of these examinations did not have a material effect on the financial condition or results of operations of Lorillard. The 2006 federal income tax return is subject to examination by the IRS. For 2007 and 2008, the IRS has invited Loews and its eligible subsidiaries to participate in the Compliance Assurance Process (“CAP”) which is a voluntary program for a limited number of large corporations. Loews and Lorillard, as an eligible subsidiary, agreed to participate. Under CAP, the IRS conducts a real-time audit and works contemporaneously with Lorillard to resolve any issues prior to the filing of the tax return. Lorillard’s participation in the CAP will end when the IRS approves Loews’ 2008 consolidated federal income tax return as filed.

During 2008, the IRS completed its examination of the 2007 Loews consolidated federal income tax return resulting in no changes being made to the reported tax on the return.

As discussed in Note 1, Lorillard adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007. As a result of the implementation of FIN No. 48, Lorillard recognized a decrease to beginning retained earnings on January 1, 2007 of $25 million. At December 31, 2008 and December 31, 2007, there were $19 million and $21 million, respectively, of tax benefits that, if recognized, would affect the effective tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In millions)
Balance at January 1, 2008	$33
Additions for tax positions of prior years	2
Reductions for tax positions of prior years	(3)
Addition based on tax position related to the current year	5
Settlements	(2)
Lapse of statute of limitations	(6)

Balance at December 31, 2008	$29

Lorillard recognizes interest accrued related to unrecognized tax benefits and tax refund claims in other income, net on the Consolidated Statements of Income. Lorillard recognizes penalties (if any) in income tax expense on the Consolidated Statements of Income. During the year ended December 31, 2008, Lorillard recognized an expense of approximately $1 million in interest and penalties. Lorillard had accrued interest and penalties related to unrecognized tax benefits of $15 million and $14 million at December 31, 2008 and December 31, 2007, respectively.

Due to the potential for resolution of certain tax examinations and the expiration of various statutes of limitation, it is reasonably possible that Lorillard’s gross unrecognized tax benefits balance may decrease by approximately $8 million in the next twelve months.

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company and/or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, various states and city jurisdictions and one foreign jurisdiction. Lorillard is no longer subject to U.S. federal examination for years before 2005. With few exceptions, Lorillard is no longer subject to state, local or foreign tax examinations by taxing authorities for years before 2004.

The provision (benefit) for income taxes consisted of the following:

	Year Ended December 31,
	2008	2007	2006
	(In millions)

Current
Federal	$398	$470	$449
State	78	77	89
Deferred
Federal	58	(39)	(17)
State	13	(23)	(3)

Total	$547	$485	$518

Deferred tax assets (liabilities) are as follows:

	December 31,
	2008	2007
	(In millions)

Deferred tax assets:
Employee benefits	$111	$78
Settlement costs	416	395
State and local income taxes	14	15
Inventory capitalization	10	10
Engle escrow agreement	—	96
Litigation and legal	32	33

Gross deferred tax assets	583	627

Deferred tax liabilities:
Depreciation	(27)	(27)
Federal effect of state deferred taxes	(31)	(36)
Other	—	(6)

Gross deferred tax liabilities	(58)	(69)

Net deferred tax assets	$525	$558

Total income tax expense for the years ended December 31, 2008, 2007 and 2006 was different than the amounts of $502 million, $484 million and $470 million, computed by applying the statutory U.S. federal income tax rate of 35% to income before taxes for each of the years.

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation between the statutory federal income tax rate and Lorillard’s effective income tax rate as a percentage of income is as follows:

	2008	2007	2006

Statutory rate	35.0%	35.0%	35.0%
Increase (decrease) in rate resulting from:
State taxes	4.1	2.6	4.2
Domestic manufacturer’s deduction	(1.3)	(2.2)	(1.0)
Other	(0.4)	(0.3)	0.3

Effective rate	38.2%	35.1%	38.5%

10.	Retirement Plans

Lorillard has defined benefit pension, postretirement benefits, profit sharing and savings plans for eligible employees. Certain employees also benefit from a stock option plan.

Pension and postretirement benefits — The Salaried Pension Plan provides benefits based on employees’ compensation and service. The Hourly Pension Plan provides benefits based on fixed amounts for each year of service. Lorillard also provides medical and life insurance benefits to eligible employees. Lorillard uses a December 31 measurement date for its plans.

Lorillard also provides certain senior level management employees with nonqualified, unfunded supplemental retirement plans. While these plans are unfunded, Lorillard has certain assets secured by an executive life insurance policy that are to be used to provide for certain of these benefits.

Weighted-average assumptions used to determine benefit obligations:

			Other
	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2008	2007	2008	2007

Discount rate	6.3%	6.0%	6.25%	6.0%
Rate of compensation increase	5.0%	5.0%

Weighted-average assumptions used to determine net periodic benefit cost:

	Pension Benefits			Other Postretirement Benefits
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006

Discount rate	6.0%	5.8%	5.6%	6.0%	5.8%	5.6%
Expected long-term return on plan assets	7.5%	7.5%	7.5%
Rate of compensation increase	5.0%	5.5%	5.5%

The long-term rate of return for plan assets is determined based on widely-accepted capital market principles, long-term return analysis for global fixed income and equity markets as well as the active total return oriented portfolio management style. Long-term trends are evaluated relative to market factors such as inflation, interest rates and fiscal and monetary policies, in order to assess the capital market assumptions as applied to the plan. Consideration of diversification needs and rebalancing is maintained.

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Other
	Postretirement Benefits
	Year Ended December 31,
	2008	2007

Assumed health care cost trend rates for other postretirement benefits:
Pre-65 health care cost trend rate assumed for next year	9.5%	9.0%
Post-65 health care cost trend rate assumed for next year	9.5%	10.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate:
Pre-65	2018	2016
Post-65	2018	2018

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point
	Increase	Decrease
	(In millions)

Effect on total of service and interest cost	$1	$(1)
Effect on postretirement benefit obligations	14	(12)

Net periodic pension and other postretirement benefit costs include the following components:

	Pension Benefits			Other Postretirement Benefits
	Year Ended			Year Ended
	December 31,			December 31,
	2008	2007	2006	2008	2007	2006
	(In millions)

Service cost	$17	$17	$18	$4	$4	$5
Interest cost	54	52	51	12	12	11
Expected return on plan assets	(70)	(68)	(65)	—	—	—
Amortization of unrecognized net loss (gain)	1	2	6	(1)	—	1
Amortization of unrecognized prior service cost	5	5	5	—	—	—
Special termination benefit	—	—	8	—	—	1
Curtailment	—	—	2	—	—	3

Net periodic benefit cost	$7	$8	$25	$15	$16	$21

Curtailment and special termination benefits recognized in 2006 were the result of restructuring charges discussed in Note 1.

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following provides a reconciliation of benefit obligations, plan assets and funded status of the pension and postretirement plans:

	Pension Benefits		Other Postretirement Benefits
	December 31,		December 31,
	2008	2007	2008	2007
	(In millions)

Change in benefit obligation:
Benefit obligation at January 1	$937	$936	$213	$213
Service cost	17	17	4	4
Interest cost	54	52	12	12
Plan participants’ contributions	—	—	5	5
Amendments	2	1	—	—
Actuarial (gain) loss	(24)	(10)	(18)	(1)
Benefits paid from plan assets	(59)	(59)	(21)	(20)
Medicare Part D Drug Subsidy	—	—	1	—
Special termination benefits	—	—	—	—

Benefit obligation at December 31	927	937	196	213

Change in plan assets:
Fair value of plan assets at January 1	955	930	—	—
Actual return on plan assets	(83)	68	—	—
Employer contributions	16	16	16	15
Plan participants’ contributions	—	—	5	5
Benefits paid from plan assets	(59)	(59)	(21)	(20)

Fair value of plan assets at December 31	829	955	—	—

Funded status	$(98)	$18	$(196)	$(213)

Increase (decrease) in minimum liability included in:
Change recognized in accumulated other comprehensive income	$125	$(16)	$(17)	$(1)

Total increase (decrease)	$125	$(16)	$(17)	$(1)

Amounts recognized in the balance sheets consist of:
Noncurrent assets	$30	$98	$—	$—
Current liabilities	—	—	(13)	(13)
Noncurrent liabilities	(128)	(80)	(183)	(200)

Net amount recognized	$(98)	$18	$(196)	$(213)

Amounts recognized in accumulated other comprehensive Income, not yet recognized in net periodic benefit cost:
Net actuarial loss (gain)	$238	$109	$(16)	$1
Prior service cost (credit)	22	26	(2)	(2)

Total (before tax effects)	$260	$135	$(18)	$(1)

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Information for pension plans with an accumulated benefit obligation in excess of plan assets consisted of the following:

	Pension Benefits
	December 31,
	2008	2007
	(In millions)

Projected benefit obligation	$492	$488
Accumulated benefit obligation	440	430
Fair value of plan assets	364	409

Lorillard employs a total return approach whereby a mix of equities and fixed-income investments are used to maximize the long-term return of plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of the plan liabilities, plan funded status and corporate financial conditions. The investment portfolio contains a diversified blend of U.S. and non-U.S. fixed-income and equity investments. Alternative investments, including hedge funds, are used judiciously to enhance risk adjusted long-term returns while improving portfolio diversification. Derivatives may be used to gain market exposure in an efficient and timely manner. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

The pension plans asset allocations were:

	Percentage of Pension
	Plan Assets
	December 31,
	2008	2007

Asset Category:
Equity securities	6.6%	22.7%
Debt securities	45.2%	45.5%
Limited partnerships	22.9%	13.3%
Commingled funds	6.7%	12.5%
Short term investments and other	18.6%	6.0%

Total	100.0%	100.0%

The table below presents the estimated amounts to be recognized from accumulated other comprehensive income into net periodic benefit cost during 2009.

		Other
	Pension	Postretirement
	Benefits	Benefits
	(In millions)

Amortization of net actuarial gain	$14	$(2)
Amortization of prior service cost	5	—

Total estimated amounts to be recognized	$19	$(2)

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lorillard projects expected future minimum benefit payments as follows.

			Less
		Other	Medicare
		Postretirement	Drug
Expected future benefit payments	Pension Benefits	Benefit Plans	Subsidy	Net
	(In millions)

2009	$62	$15	$1	$14
2010	64	15	1	14
2011	73	16	2	14
2012	67	17	2	15
2013	68	18	2	16
2014 — 2018	362	93	4	89

	$696	$174	$12	$162

Lorillard expects to contribute $16 million to its pension plans and $13 million to its other postretirement benefit plans in 2009.

Profit Sharing — Lorillard has a Profit Sharing Plan for hourly employees. Lorillard’s contributions under this plan are based on Lorillard’s performance with a maximum contribution of 15% of participants’ earnings. Contributions for 2008, 2007 and 2006 were $9 million, $9 million and $9 million, respectively.

Savings Plan — Lorillard sponsors an Employees Savings Plan for salaried employees. Lorillard provides a matching contribution of 100% of the first 3% of pay contributed and 50% of the next 2% of pay contributed by employees. Lorillard contributions for 2008, 2007 and 2006 were $4 million, $4 million and $4 million, respectively.

11.	Share-Based Compensation

Stock Option Plan — On June 10, 2008, Lorillard separated from Loews, and all of the outstanding equity awards granted from the Carolina Group 2002 Stock Option Plan (the “Carolina Group Plan”) were converted on a one-for-one basis to equity awards granted from the Lorillard Inc. 2008 Incentive Compensation Plan (the “Lorillard Plan”) with the same terms and conditions. In May 2008, Lorillard’s sole shareholder and Board of Directors approved the Lorillard Plan in connection with the issuance of the Company’s Common Stock for the benefit of certain Lorillard employees. The aggregate number of shares of the Company’s Common Stock for which options, stock appreciation rights (“SARs”) or restricted stock may be granted under the Lorillard Plan is 3,714,825 shares, of which 714,825 were outstanding Carolina Group stock options converted to the Lorillard Plan; and the maximum number of shares of Lorillard Common Stock with respect to which options or SARs may be granted to any individual in any calendar year is 500,000 shares. The exercise price per share may not be less than the fair value of the Company’s Common Stock on the date of the grant. Generally, options and SARs vest ratably over a four-year period and expire ten years from the date of grant. The fair value of the awards immediately after the Separation did not exceed the fair value of the awards immediately before the Separation, as measured in accordance with the provisions of SFAS No. 123(R), no incremental compensation expense was recorded as a result of the modification of the Carolina Group awards.

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the stock option and SAR transactions for the Carolina Group Plan from January 1, 2008 through June 10, 2008 follows:

	2008		2007
		Weighted		Weighted
		Average		Average
	Number of	Exercise	Number of	Exercise
	Awards	Price	Awards	Price

Awards outstanding, January 1	628,328	$49.78	581,694	$36.24
Granted	111,000	79.03	200,500	74.63
Exercised	(24,503)	34.78	(150,366)	30.68
Canceled	—	—	(3,500)	44.18

Awards outstanding, June 10, 2008 and December 31, 2007	714,825	$42.93	628,328	$49.78

Awards vested, June 10, 2008 and December 31,2007	307,303	$32.51	136,304	$32.51

Shares available for grant, June 10, 2008 and December 31, 2007	249,500		360,500

A summary of the stock option and SAR transactions for the Lorillard Plan for the post-separation period from June 11, 2008 to December 31, 2008 follows:

	2008
		Weighted
		Average
	Number of	Exercise
	Awards	Price

Awards outstanding, June 11	714,825	42.93
Granted	111,000	69.94
Exercised	(10,875)	31.00
Canceled	—	—

Awards outstanding, December 31	814,950

Awards vested, December 31	296,425

Shares available for grant, December 31	2,884,943

The following table summarizes information about stock options and SARs outstanding in connection with the Lorillard Plan at December 31, 2008:

	Awards Outstanding			Awards Vested
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number of	Remaining	Exercise	Number of	Exercise
Range of exercise prices	Shares	Contractual Life	Price	Shares	Price

$20.00 — 34.99	196,759	5.3	$28.59	160,064	$27.68
35.00 — 49.99	111,627	6.8	$44.96	50,810	$44.26
50.00 — 64.99	134,564	7.4	$57.63	48,060	$56.20
65.00 — 79.99	266,500	8.7	$73.19	24,994	$76.49
80.00 — 84.30	105,500	8.6	$82.63	12,497	$80.78

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the period June 11, 2008 to December 31, 2008, Lorillard awarded SARs totaling 111,000 shares. In accordance with the Lorillard Plan, Lorillard has the ability to settle SARs in shares or cash and has the intention to settle in shares. The SARs balance at December 31, 2008 was 588,190 shares.

The weighted average remaining contractual term of awards outstanding and vested as of December 31, 2008, was 7.38 years and 6.13 years, respectively. The aggregate intrinsic value of awards outstanding and vested at December 31, 2008 was $7 million and $5 million, respectively. The total intrinsic value of awards exercised during the year ended December 31, 2008 was $0.4 million.

Effective January 1, 2006, Lorillard adopted SFAS No. 123R using the modified prospective transition method. Lorillard applied the transition method in calculating its pool of excess tax benefits available to absorb future tax deficiencies as provided by FSP FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.”

Lorillard recorded stock-based compensation expense of $3 million and $2 million related to the Lorillard Plan during 2008 and 2007, respectively. The related income tax benefits recognized were $1 million for 2008 and 2007. At December 31, 2008, the compensation cost related to nonvested awards not yet recognized was $5 million, and the weighted average period over which it is expected to be recognized is 2.4 years.

The fair value of granted options and SARs for the Lorillard Plan was estimated at the grant date using the Black-Scholes pricing model with the following assumptions and results:

Year Ended December 31,	2008	2007	2006

Expected dividend yield	3.9%	2.5%	3.6%
Expected volatility	34.0%	23.3%	31.4%
Weighted average risk-free interest rate	2.9%	4.6%	4.7%
Expected holding period (in years)	5.0	5.0	5.0
Weighted average fair value of awards	$17.18	$16.68	$12.28

The expected dividend yield is based on the current dividend rate and the price of the Company’s Common Stock over the most recent period. The expected volatility is based upon the volatility of the Company’s Common Stock over the most recent period and the expected life of the applicable stock options. The risk-free interest rate is based upon the interest rate on U.S. Treasury securities with maturities that correspond with the expected life of the applicable stock options. The expected holding period is estimated based upon historical exercise data for previously awarded options, taking into consideration the vesting period and contractual lives of the applicable options. Compensation expense is net of an estimated forfeiture rate based on historical experience with similar options.

Restricted Stock Plan— As part of the Lorillard Plan mentioned above, restricted stock may be granted to non-employee directors (“Directors”) annually. The restricted stock is included as part of the shares available for grant shown above. The restricted stock was granted based on the per share closing price of the Company’s Common Stock on the date of the grant.

Lorillard may grant shares of restricted stock to Directors, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares for a vesting period of one year. Such shares are subject to forfeiture if certain conditions are not met. Restricted stock awarded to Directors generally vests on the first anniversary of the grant date.

The fair value of the restricted shares at the date of grant is amortized to expense ratably over the restriction period, which is generally one year. Lorillard recorded pre-tax expense related to restricted stock for the year ended December 31, 2008 of $0.1 million. The deferred tax benefit recorded related to this expense was $0.02 million for the year ended December 31, 2008. The unamortized expense related to restricted stock was $0.2 million at December 31, 2008 and is expected to be recognized in 2009.

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted stock activity was as follows for the year ended December 31, 2008:

Weighted-
Average
Grant Date
	Number	Fair Value
	of Awards	per Share

Balance at January 1, 2008	—	—
Granted	4,057	$67.94
Vested	—	—
Forfeited	—	—

Balance at December 31, 2008	4,057	$67.94

12.	Legal Contingencies

Tobacco Related Product Liability Litigation

As of February 20, 2009, approximately 6,750 product liability cases are pending against cigarette manufacturers in the United States. Lorillard Tobacco is a defendant in approximately 5,825 of these cases, including 1,055 cases in which Lorillard, Inc. is a co-defendant. Approximately 3,100 of these lawsuits are Engle Progeny Cases, described below, in which the claims of approximately 8,675 individual plaintiffs are asserted.

The pending product liability cases are composed of the following types of cases:

“Conventional Product Liability Cases” are brought by individuals who allege cancer or other health effects caused by smoking cigarettes, by using smokeless tobacco products, by addiction to tobacco, or by exposure to environmental tobacco smoke. Approximately 150 cases are pending against cigarette manufacturers. Approximately 35 cases are pending against Lorillard Tobacco, including eight cases in which Lorillard, Inc. is a co-defendant.

“Engle Progeny Cases” are brought by individuals who purport to be members of the decertified Engle class. These cases are pending in a number of Florida courts. Lorillard Tobacco is a defendant in approximately 3,100 Engle Progeny Cases. Lorillard, Inc. is a defendant in approximately 1,050 of these cases. Lorillard Tobacco is a party to each of the Engle Progeny Cases in which Lorillard, Inc. is named as a defendant. Many of the cases have been filed on behalf of multiple class members, and approximately 8,675 individual smokers are asserting claims in the pending cases.

“West Virginia Individual Personal Injury Cases” are brought by individuals who allege cancer or other health effects caused by smoking cigarettes, by using smokeless tobacco products, or by addiction to cigarette smoking. The cases are pending in a single West Virginia court and have been consolidated for trial. Lorillard Tobacco is a defendant in approximately 55 of the 730 pending cases that are part of this proceeding. Lorillard, Inc. is not a defendant in any of these cases.

“Flight Attendant Cases” are brought by non-smoking flight attendants alleging injury from exposure to environmental smoke in the cabins of aircraft. Plaintiffs in these cases may not seek punitive damages for injuries that arose prior to January 15, 1997. Lorillard Tobacco is a defendant in each of the approximately 2,625 pending Flight Attendant Cases. Lorillard, Inc. is not a defendant in any of these cases. The time for filing Flight Attendant cases expired during 2000 and no additional cases in this category may be filed.

“Class Action Cases” are purported to be brought on behalf of large numbers of individuals for damages allegedly caused by smoking. Eight of these cases are pending against Lorillard Tobacco. Lorillard, Inc. is a defendant in two of these eight cases. The only one of the Class Action cases pending against Lorillard Tobacco to assert claims on behalf of purchasers of “light” cigarettes, Schwab v. Philip Morris USA, Inc., et

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

al., was the subject of a 2008 ruling by a federal appellate court that overturned an order that certified a nationwide class action composed of purchasers of “light” cigarettes. Lorillard, Inc. is not a defendant in this case. Neither Lorillard Tobacco nor Lorillard, Inc. are defendants in approximately 25 additional “lights” class actions that are pending against other cigarette manufacturers.

“Reimbursement Cases” are brought by or on behalf of entities who seek reimbursement of expenses incurred in providing health care to individuals who allegedly were injured by smoking. Plaintiffs in these cases have included the U.S. federal government, U.S. state and local governments, foreign governmental entities, hospitals or hospital districts, American Indian tribes, labor unions, private companies and private citizens. Four such cases are pending against Lorillard Tobacco and other cigarette manufacturers in the United States and one such case is pending in Israel. Lorillard, Inc. is a defendant in two of the cases pending in the United States. Plaintiffs in the case in Israel have attempted to assert claims against Lorillard, Inc.

Included in this category is the suit filed by the federal government, United States of America v. Philip Morris USA, Inc., et al., that sought return of profits and injunctive relief. In August 2006, the trial court issued its verdict and granted injunctive relief. The verdict did not award monetary damages. See “— Reimbursement Cases” below.

In addition to the above, “Filter Cases” are brought by individuals, including former employees of Lorillard Tobacco, who seek damages resulting from their alleged exposure to asbestos fibers that were incorporated into filter material used in one brand of cigarettes manufactured by Lorillard Tobacco for a limited period of time ending more than 50 years ago. Lorillard Tobacco is a defendant in 26 such cases. Lorillard, Inc. is a defendant in three Filter Cases, including two that also name Lorillard Tobacco.

Plaintiffs assert a broad range of legal theories in these cases, including, among others, theories of negligence, fraud, misrepresentation, strict liability, breach of warranty, enterprise liability (including claims asserted under the federal Racketeering Influenced and Corrupt Organizations Act (“RICO”)), civil conspiracy, intentional infliction of harm, injunctive relief, indemnity, restitution, unjust enrichment, public nuisance, claims based on antitrust laws and state consumer protection acts, and claims based on failure to warn of the harmful or addictive nature of tobacco products.

Plaintiffs in most of the cases seek unspecified amounts of compensatory damages and punitive damages, although some seek damages ranging into the billions of dollars. Plaintiffs in some of the cases seek treble damages, statutory damages, disgorgement of profits, equitable and injunctive relief, and medical monitoring, among other damages.

Conventional Product Liability Cases

As of February 20, 2009, approximately 150 cases are pending against cigarette manufacturers in the United States. Lorillard Tobacco is a defendant in approximately 35 of these cases. Lorillard, Inc. is a defendant in four of the pending cases. Lorillard Tobacco is a party to each of the cases in which Lorillard, Inc. is a defendant.

Since January 1, 2007, verdicts have been returned in two cases. Lorillard was not a defendant in either of these trials. A defense verdict was returned in one of the trials, while a jury found in favor of the plaintiffs and awarded damages in the other case. The defendants in the latter case are pursuing an appeal. In rulings addressing cases tried in earlier years, some appellate courts have reversed verdicts returned in favor of the plaintiffs while other judgments that awarded damages to smokers have been affirmed on appeal. Manufacturers have exhausted their appeals and have been required to pay damages to plaintiffs in nine individual cases in recent years. Punitive damages were paid to the smokers in three of the nine cases. Lorillard was not a party to these nine matters.

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Some of the cases pending against cigarette manufacturers are scheduled for trial in 2009. Lorillard is not a defendant in any of these cases. The trial dates are subject to change.

Engle Progeny Cases

Plaintiffs are individuals who allege they or their decedents are former members of the class that was decertified in Engle, a class action case that was pending in Florida. The 2006 ruling by the Florida Supreme Court that ordered decertification of the Engle class also permitted former class members to file individual actions, including claims for punitive damages. The court further held that these individuals are entitled to rely on a number of the jury’s findings in favor of the plaintiffs in the first phase of the Engle trial. The time period for filing Engle Progeny Cases expired in January 2008 and no additional cases may be filed. During 2009, the Florida Supreme Court rejected a petition that sought to extend the time for purported class members to file an additional lawsuit.

As of February 20, 2009, Lorillard Tobacco was a defendant in approximately 3,100 cases filed by individuals who allege they or their decedents were members of the Engle class. Lorillard, Inc. is a defendant in approximately 1,050 of these cases. Lorillard Tobacco is a party to each of the cases in which Lorillard, Inc. is a defendant. Some of the suits are on behalf of multiple plaintiffs. Claims have been asserted by or on behalf of the estates of approximately 8,675 former class members in these 3,100 cases. In some cases, spouses of alleged former class members have also brought derivative claims.

The Engle Progeny Cases are pending in various Florida state and federal courts. Some of these courts have issued rulings that address whether these individuals are entitled to rely on a number of the jury’s findings in favor of the plaintiffs in the first phase of the Engle trial. Some of these decisions have led to pending petitions for appeal. The U.S. Court of Appeals for the Eleventh Circuit agreed to review trial court rulings determining how courts should apply the Florida Supreme Court’s ruling regarding the Engle jury’s first phase verdict.

As of February 20, 2009, Lorillard Tobacco was a defendant in several Engle Progeny Cases that have been placed on courts’ 2009 trial calendars or in which specific 2009 trial dates have been set. Lorillard, Inc. is a defendant in some of these cases. Trial schedules are subject to change and it is not possible to predict how many of the cases pending against Lorillard Tobacco or Lorillard, Inc. will be tried during 2009. It also is not possible to predict whether some courts will implement procedures that consolidate multiple Engle Progeny Cases for trial.

In February 2009, a jury awarded plaintiffs $3 million in actual damages and $5 million in punitive damages in the first Engle Progeny Case to be tried since the Florida Supreme Court issued its 2006 ruling permitting members of the Engle class to bring individual lawsuits. Neither Lorillard Tobacco nor Lorillard, Inc. were defendants in this trial. As of February 20, 2009, it was not known whether any of the parties in this case would seek any sort of post-verdict relief. In a case tried prior to the Florida Supreme Court’s 2006 decision permitting members of the Engle class to bring individual lawsuits, one Florida court allowed the plaintiff to rely at trial on certain of the Engle jury’s findings. That trial resulted in a verdict for the plaintiffs in which they were awarded approximately $25 million in actual damages. Neither Lorillard Tobacco nor Lorillard, Inc. were parties to this case. The defendants in this case are pursuing an appeal of the judgment, which was not entered until 2008.

West Virginia Individual Personal Injury Cases

The proceeding known as “West Virginia Individual Personal Injury Cases” consolidates for trial in a single West Virginia court a number of cases that have been filed against cigarette manufacturers, including Lorillard Tobacco. The order that consolidated the cases, among other things, permitted only those cases filed

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by September 2000 to participate in the consolidated trial. As a result, no additional cases may be part of this proceeding.

Approximately 1,250 cases became part of this proceeding, and Lorillard Tobacco was named in all but a few of them. Lorillard, Inc. was not a defendant in any of these cases. More than 500 of the cases have been dismissed in their entirety. Lorillard Tobacco has been dismissed from approximately 650 additional cases because those plaintiffs did not submit evidence that they had smoked a Lorillard Tobacco product. These 650 additional cases remain pending against other cigarette manufacturers and some or all the dismissals of Lorillard Tobacco could be contested in subsequent appeals noticed by the plaintiffs.

As of February 20, 2009, approximately 730 cases were pending. Lorillard Tobacco is a defendant in approximately 55 of the pending cases. The court has entered a trial plan that calls for a multi-phase trial. The first phase of trial has been scheduled to begin on February 1, 2010. Trial dates are subject to change.

Flight Attendant Cases

Approximately 2,625 Flight Attendant Cases are pending. Lorillard Tobacco and three other cigarette manufacturers are the defendants in each of these matters. Lorillard, Inc. is not a defendant in any of these cases. These suits were filed as a result of a settlement agreement by the parties, including Lorillard Tobacco, in Broin v. Philip Morris Companies, Inc., et al. (Circuit Court, Miami-Dade County, Florida, filed October 31, 1991), a class action brought on behalf of flight attendants claiming injury as a result of exposure to environmental tobacco smoke. The settlement agreement, among other things, permitted the plaintiff class members to file these individual suits. These individuals may not seek punitive damages for injuries that arose prior to January 15, 1997. The period for filing Flight Attendant Cases expired during 2000 and no additional cases in this category may be filed.

The judges that have presided over the cases that have been tried have relied upon an order entered during October 2000 by the Circuit Court of Miami-Dade County, Florida. The October 2000 order has been construed by these judges as holding that the flight attendants are not required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages. The court further ruled that the trials of these suits are to address whether the plaintiffs’ alleged injuries were caused by their exposure to environmental tobacco smoke and, if so, the amount of damages to be awarded.

Lorillard Tobacco has been a defendant in each of the eight flight attendant cases in which verdicts have been returned. Defendants have prevailed in seven of the eight trials. In the single trial decided for the plaintiff, French v. Philip Morris Incorporated, et al., the jury awarded $5.5 million in damages. The court, however, reduced this award to $500,000. This verdict, as reduced by the trial court, was affirmed on appeal and the defendants have paid the award. Lorillard Tobacco’s share of the judgment in this matter, including interest, was approximately $60,000. In addition, Lorillard Tobacco has paid its share of the attorneys’ fees, costs and post-judgment interest awarded to the plaintiff’s counsel in this matter. The court has ruled that Lorillard Tobacco will be required to pay approximately $290,000 in prejudgment interest on the award of attorneys’ fees Lorillard Tobacco previously paid in this matter. Pursuant to an agreement with the other defendants in this matter, Lorillard Tobacco expects that it will be reimbursed for approximately $190,000 of this amount should such award be sustained. Lorillard Tobacco has noticed an appeal from the order requiring it to pay post-judgment interest. In one of the seven cases in which a defense verdict was returned, the court granted plaintiff’s motion for a new trial and, following appeal, the case has been returned to the trial court for a second trial. The six remaining cases in which defense verdicts were returned are concluded.

As of February 20, 2009, none of the flight attendant cases were scheduled for trial. Trial dates are subject to change.

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Class Action Cases

Lorillard Tobacco is a defendant in eight pending cases. Lorillard, Inc. is a defendant in two of these cases. Lorillard Tobacco is a party to both of the cases in which Lorillard, Inc. is a defendant. In most of the pending cases, plaintiffs seek class certification on behalf of groups of cigarette smokers, or the estates of deceased cigarette smokers, who reside in the state in which the case was filed.

Cigarette manufacturers, including Lorillard Tobacco and Lorillard, Inc., have defeated motions for class certification in a total of 36 cases, 13 of which were in state court and 23 of which were in federal court. Motions for class certification have also been ruled upon in some of the “lights” cases or in other class actions to which neither Lorillard Tobacco nor Lorillard, Inc. were parties. In some of these cases, courts have denied class certification to the plaintiffs, while classes have been certified in other matters.

The Scott Case.  In one of the class actions pending against Lorillard Tobacco, Scott v. The American Tobacco Company, et al. (District Court, Orleans Parish, Louisiana, filed May 24, 1996), the members of the class have been awarded damages. The defendants, including Lorillard Tobacco, have noticed an appeal from this award which has been accepted for review by the Louisiana Court of Appeal, Fourth Circuit. The appeal is from the amended final judgment entered by the District Court in July 2008 that ordered defendants to pay approximately $264 million to fund a court-supervised cessation program for the members of the certified class. The amended final judgment also awards post-judgment judicial interest that will continue to accrue from June 2004 until the judgment either is paid or is reversed on appeal. As of February 20, 2009, judicial interest totaled approximately $93.5 million. Lorillard, Inc., which was a party to the case in the past, is no longer a defendant in Scott.

During 1997, Scott was certified a class action on behalf of certain cigarette smokers resident in the State of Louisiana who desire to participate in medical monitoring or smoking cessation programs and who began smoking prior to September 1, 1988, or who began smoking prior to May 24, 1996 and allege that defendants undermined compliance with the warnings on cigarette packages.

Trial in Scott was heard in two phases. At the conclusion of the first phase in July 2003, the jury rejected medical monitoring, the primary relief requested by plaintiffs, and returned sufficient findings in favor of the class to proceed to a Phase II trial on plaintiffs’ request for a state-wide smoking cessation program. Phase II of the trial, which concluded during May 2004, resulted in an award of $591 million to fund cessation programs for Louisiana smokers.

In February 2007, the Louisiana Court of Appeal reduced the amount of the award by approximately $328 million; struck an award of prejudgment interest, which totaled approximately $440 million as of December 31, 2006; and limited class membership to individuals who began smoking by September 1, 1988, and whose claims accrued by September 1, 1988. In January 2008, the Louisiana Supreme Court denied plaintiffs’ and defendants’ separate petitions for review. The U.S. Supreme Court denied defendants’ request that it review the case in May 2008. The case was returned to the trial court, which subsequently entered the amended final judgment. The defendants, including Lorillard Tobacco, have appealed the amended final judgment.

Should the amended final judgment be sustained on appeal, Lorillard Tobacco’s share of that judgment, including the award of post-judgment interest, has not been determined. In the fourth quarter of 2007, the Company recorded a pretax provision of approximately $66 million for this matter which was included in selling, general and administrative expenses on the Consolidated Statements of Income and in Other liabilities on the Consolidated Balance Sheets.

The parties filed a stipulation in the trial court agreeing that an article of Louisiana law required that the amount of the bond for the appeal be set at $50 million for all defendants collectively. The parties further agreed that the plaintiffs have full reservations of rights to contest in the trial court the sufficiency of the bond

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on any grounds. Defendants collectively posted a surety bond in the amount of $50 million, of which Lorillard Tobacco secured 25%, or $12.5 million. While Lorillard Tobacco believes the limitation on the appeal bond amount is valid as required by Louisiana law, in the event of a successful challenge the amount of the appeal bond could be set as high as 150% of the judgment and judicial interest combined. If such an event occurred, Lorillard Tobacco’s share of the appeal bond has not been determined.

The Engle Case.  The case of Engle v. R.J. Reynolds Tobacco Co., et al. (Circuit Court, Miami-Dade County, Florida, filed May 5, 1994), was certified as a class action on behalf of Florida residents, and survivors of Florida residents, who were injured or died from medical conditions allegedly caused by addiction to smoking. During 1999 and 2000, a jury returned verdicts that, among other things, awarded the certified class $145 billion in punitive damages, including $16.3 billion against Lorillard Tobacco. During 2006, the Florida Supreme Court vacated the punitive damages award, determined that the case could not proceed further as a class action and ordered decertification of the class. The trial court entered orders during 2008 that formally decertified the class. During July 2008, plaintiff voluntarily dismissed the case and Engle is no longer pending.

The Florida Supreme Court’s 2006 decision also reinstated awards of actual damages to two of the three individuals whose claims were heard during the second phase of the Engle trial. One individual was awarded $3 million and the second was awarded $4 million. Both individuals informed the court that they would not seek punitive damages. These verdicts were paid during February 2008. Lorillard Tobacco’s payment was approximately $3.0 million for the verdicts and the interest that accrued since November 2000.

Other Class Action Cases.  In one of the cases pending against Lorillard Tobacco, Brown v. The American Tobacco Company, Inc., et al. (Superior Court, San Diego County, California, filed June 10, 1997), the court initially certified the case as a class action but it subsequently granted defendants’ motion for class decertification. The class decertification order has been affirmed on appeal, but the California Supreme Court has agreed to hear the case. The class originally certified in Brown was composed of residents of California who smoked at least one of defendants’ cigarettes between June 10, 1993 and April 23, 2001 and who were exposed to defendants’ marketing and advertising activities in California.

“Lights” Class Actions.  Cigarette manufacturers are defendants in another group of approximately 25 cases in which plaintiffs’ claims are based on the allegedly fraudulent marketing of “light” or “ultra light” cigarettes. Classes have been certified in some of these matters. In one of the pending “lights” cases, Good v. Altria Group, Inc., et al., the U.S. Supreme Court ruled that federal law does not prohibit plaintiffs from challenging statements authorized by the Federal Trade Commission about tar and nicotine yields that have been made in cigarette advertisements. Lorillard Tobacco is a defendant in one purported “lights” class action, Schwab v. Philip Morris USA, Inc., et al. Lorillard, Inc. is not a party to any of the purported “lights” class actions.

The Schwab Case.  In the case of Schwab v. Philip Morris USA, Inc., et al. (U.S. District Court, Eastern District, New York, filed May 11, 2004) plaintiffs base their claims on defendants’ alleged violations of the RICO statute in the manufacture, marketing and sale of “light” cigarettes. Plaintiffs estimated damages to the class in the hundreds of billions of dollars. Any damages awarded to the plaintiffs based on defendants’ violation of the RICO statute would be trebled. In September 2006, the court granted plaintiffs’ motion for class certification and certified a nationwide class action on behalf of purchasers of “light” cigarettes. In March 2008, the Second Circuit Court of Appeals reversed the class certification order and ruled that the case may not proceed as a class action. Schwab has been returned to the U.S. District Court for the Eastern District of New York for further proceedings, but the future activity in this matter, if any, is not known. Lorillard, Inc. is not a party to this case.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reimbursement Cases

Lorillard Tobacco is a defendant in the four Reimbursement Cases that are pending in the U.S. and it has been named as a party to a case in Israel. Lorillard, Inc. is a co-defendant in two of the four cases pending in the U.S. Plaintiffs in the case in Israel have attempted to assert claims against Lorillard, Inc.

U.S. Federal Government Action.  In August 2006, the U.S. District Court for the District of Columbia issued its final judgment and remedial order in the federal government’s reimbursement suit (United States of America v. Philip Morris USA, Inc., et al., U.S. District Court, District of Columbia, filed September 22, 1999). The verdict concluded a bench trial that began in September 2004. Lorillard Tobacco, other cigarette manufacturers, two parent companies and two trade associations are defendants in this action. Lorillard, Inc. is not a party to this case.

In its 2006 verdict, the court determined that the defendants, including Lorillard Tobacco, violated certain provisions of the RICO statute, that there was a likelihood of present and future RICO violations, and that equitable relief was warranted. The government was not awarded monetary damages. The equitable relief included permanent injunctions that prohibit the defendants, including Lorillard Tobacco, from engaging in any act of racketeering, as defined under RICO; from making any material false or deceptive statements concerning cigarettes; from making any express or implied statement about health on cigarette packaging or promotional materials (these prohibitions include a ban on using such descriptors as “low tar,” “light,” “ultra-light,” “mild,” or “natural”); and from making any statements that “low tar,” “light,” “ultra-light,” “mild,” or “natural” or low-nicotine cigarettes may result in a reduced risk of disease. The final judgment and remedial order also requires the defendants, including Lorillard Tobacco, to make corrective statements on their websites, in certain media, in point-of-sale advertisements, and on cigarette package “inserts” concerning: the health effects of smoking; the addictiveness of smoking; that there are no significant health benefits to be gained by smoking “low tar,” “light,” “ultra-light,” “mild,” or “natural” cigarettes; that cigarette design has been manipulated to ensure optimum nicotine delivery to smokers; and that there are adverse effects from exposure to secondhand smoke. If the final judgment and remedial order are not modified or vacated on appeal, the costs to Lorillard Tobacco for compliance could exceed $10 million. Defendants have appealed to the U.S. Court of Appeals for the District of Columbia Circuit which has stayed the judgment and remedial order while the appeal is proceeding. The government also has noticed an appeal from the final judgment. The Court of Appeals heard oral argument of the consolidated appeal in October 2008 and a ruling could be issued at any time. While trial was underway, the District of Columbia Court of Appeals ruled that plaintiff may not seek return of profits. In its present appeal, the government has preserved its right to seek review of this claim by the United States Supreme Court. Prior to trial, the government had estimated that it was entitled to approximately $280.0 billion from the defendants for its return of profits claim. In addition, the government sought during trial more than $10.0 billion for the creation of nationwide smoking cessation, public education and counter-marketing programs. In its 2006 verdict, the trial court declined to award such relief. It is possible that this claim could be reinstated on appeal.

Settlement of State Reimbursement Litigation

On November 23, 1998, Lorillard Tobacco, Philip Morris Incorporated, Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Company, the “Original Participating Manufacturers,” entered into the Master Settlement Agreement (“MSA”) with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands to settle the asserted and unasserted health care cost recovery and certain other claims of those states. These settling entities are generally referred to as the “Settling States.” The Original Participating Manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota, which together with the MSA are referred to as the “State Settlement Agreements.”

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The State Settlement Agreements provide that the agreements are not admissions, concessions or evidence of any liability or wrongdoing on the part of any party, and were entered into by the Original Participating Manufacturers to avoid the further expense, inconvenience, burden and uncertainty of litigation.

Lorillard recorded pretax charges for its obligations under the State Settlement Agreements of $1,117 million and $1,048 million ($691 million and $680 million after taxes) for the twelve months ended December 31, 2008 and 2007, respectively. Lorillard’s portion of ongoing adjusted payments and legal fees is based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, Lorillard records its portions of ongoing settlement payments as part of cost of manufactured products sold as the related sales occur.

The State Settlement Agreements require that the domestic tobacco industry make annual payments in perpetuity of $10.4 billion, subject to adjustment for several factors, including inflation, market share and industry volume. In addition, the domestic tobacco industry is required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million, as well as an additional amount of up to $125 million in each year through 2008. These payment obligations are the several and not joint obligations of each settling defendant. Under the State Settlement Agreements, Lorillard paid $1.08 billion in 2008 and are obligated to pay between $1.10 and $1.15 billion in 2009, primarily based on 2008 estimated industry volume.

The State Settlement Agreements also include provisions relating to significant advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to tobacco control and underage use laws, and other provisions. Lorillard Tobacco and the other participating manufacturers to the MSA have notified the States that they intend to seek an adjustment in the amount of payments made in 2003 pursuant to a provision in the MSA that permits such adjustment if the companies can prove that the MSA was a significant factor in their loss of market share to companies not participating in the MSA and that the States failed to diligently enforce certain statutes passed in connection with the MSA. If the Original Participating Manufacturers are ultimately successful, any adjustment would be reflected as a credit against future payments by the Original Participating Manufacturers under the agreement.

From time to time, lawsuits have been brought against Lorillard Tobacco and other participating manufacturers to the MSA, or against one or more of the states, challenging the validity of the MSA on certain grounds, including as a violation of the antitrust laws. See “— MSA-Related Antitrust Suit” below.

In addition, in connection with the MSA, the Original Participating Manufacturers entered into an agreement to establish a $5.2 billion trust fund payable between 1999 and 2010 to compensate the tobacco growing communities in 14 states (the “Trust”). Payments to the Trust will no longer be required as a result of an assessment imposed under a new federal law repealing the federal supply management program for tobacco growers, although the states of Maryland and Pennsylvania are contending that payments under the Trust should continue to growers in those states since the new federal law did not cover them, and the matter is being litigated. Under the new law, enacted in October 2004, tobacco quota holders and growers will be compensated with payments totaling $10.1 billion, funded by an assessment on tobacco manufacturers and importers. Payments to qualifying tobacco quota holders and growers commenced in 2005.

Lorillard believes that the State Settlement Agreements will have a material adverse effect on its financial position, cash flows and operating income in future years. The degree of the adverse impact will depend, among other things, on the rates of decline in domestic cigarette sales in the premium price and discount price segments, Lorillard’s share of the domestic premium price and discount price cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to significant payment obligations under the State Settlement Agreements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Filter Cases

In addition to the above, claims have been brought against Lorillard Tobacco and Lorillard, Inc. by individuals who seek damages resulting from their alleged exposure to asbestos fibers that were incorporated into filter material used in one brand of cigarettes manufactured by Lorillard Tobacco for a limited period of time ending more than 50 years ago. Lorillard Tobacco is a defendant in 26 such cases. Lorillard, Inc. is a defendant in three Filter Cases, including two that also name Lorillard Tobacco. Since January 1, 2007, Lorillard Tobacco has paid, or has reached agreement to pay, a total of approximately $14.0 million in payments of judgments and settlements to finally resolve approximately 70 claims. The related expense was recorded in selling, general and administrative expenses on the consolidated statements of income. In the only such case tried since January 1, 2007, a jury in the District Court of Bexar County, Texas, returned a verdict for Lorillard Tobacco during September 2008 in the case of Young v. Lorillard Tobacco Company. As of February 20, 2009, seven of the Filter Cases were scheduled for trial. Trial dates are subject to change.

Tobacco-Related Antitrust Cases

Indirect Purchaser Suits.  Approximately 30 antitrust suits were filed in 2000 and 2001 on behalf of putative classes of consumers in various state courts against cigarette manufacturers, including Lorillard Tobacco. The suits all alleged that the defendants entered into agreements to fix the wholesale prices of cigarettes in violation of state antitrust laws which permit indirect purchasers, such as retailers and consumers, to sue under price fixing or consumer fraud statutes. More than 20 states permit such suits. Lorillard, Inc. was not named as a defendant in any of these cases. Lorillard Tobacco was a defendant in all but one of these indirect purchaser cases. Three indirect purchaser suits, in New York, Florida and Michigan, thereafter were dismissed by courts in those states, and the plaintiffs withdrew their appeals. The actions in all other states, except for New Mexico and Kansas, were voluntarily dismissed.

In the Kansas case, the District Court of Seward County certified a class of Kansas indirect purchasers in 2002. In July 2006, the Court issued an order confirming that fact discovery was closed, with the exception of privilege issues that the Court determined, based on a Special Master’s report, justified further fact discovery. In October 2007, the Court denied all of the defendants’ privilege claims, and the Kansas Supreme Court thereafter denied a petition seeking to overturn that ruling. Additional fact discovery, as approved by the Court, currently is ongoing, and further expert discovery is anticipated in the first half of 2009. No date has been set by the Court for dispositive motions and trial.

A decision granting class certification in New Mexico was affirmed by the New Mexico Court of Appeals in February 2005. As ordered by the trial court, class notice was sent out in October 2005. The New Mexico plaintiffs were permitted to rely on discovery produced in the Kansas case. In June 2006, the New Mexico trial court granted summary judgment to all defendants, and the suit was dismissed. The New Mexico Court of Appeals affirmed dismissal of all claims against Lorillard Tobacco in December 2008, although claims against its major competitors were reinstated. Plaintiff has not sought to reinstate the claims against Lorillard Tobacco and the time for such action has expired. Accordingly, the New Mexico suit has now been concluded as against Lorillard Tobacco.

MSA Related Antitrust Suit.  In October 2008, Lorillard Tobacco was named as a defendant in an action filed in the Western District of Kentucky, Vibo Corporation, Inc. d/b/a/ General Tobacco v. Conway, et al. The suit alleges that the named defendants, which include 52 state and territorial attorneys generals and 19 tobacco manufacturers, violated the federal Sherman Act by entering into and participating in the MSA. The plaintiff alleges that MSA participants, like it, that were not in existence when the MSA was executed in 1998, but subsequently became participants, are unlawfully required to pay significantly more sums to the states than companies that joined the MSA within 90 days after its execution. In addition to the Sherman Act claim, plaintiff has raised a number of constitutional claims against the states. Plaintiff seeks a declaratory judgment in its favor on all claims, an injunction against the continued enforcement of the MSA, treble damages against

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the tobacco manufacturer defendants, including Lorillard Tobacco, and damages and injunctive relief against the states, including contract recession and restitution. In December 2008, the court dismissed the complaint against all defendants, including Lorillard Tobacco. The court has not yet entered its final judgment. Accordingly, the time for plaintiff to appeal the decision has not yet expired.

Defenses

Lorillard Tobacco and Lorillard, Inc. each believe that they have valid defenses to the cases pending against each of them as well as valid bases for appeal should any adverse verdicts be returned against either of them. Lorillard Tobacco is a defendant in approximately 5,825 pending product liability cases. Lorillard, Inc. is a co-defendant in approximately 1,055 of these cases. While each party intends to defend vigorously all tobacco products liability litigation, it is not possible to predict the outcome of any of this litigation. Litigation is subject to many uncertainties. Plaintiffs have prevailed in several product liability cases, as noted above. It is possible that one or more of the pending actions could be decided unfavorably as to Lorillard Tobacco, Lorillard, Inc. or the other defendants. Lorillard Tobacco and Lorillard, Inc. may enter into discussions in an attempt to settle particular cases if either believe it is appropriate to do so.

Lorillard cannot predict the outcome of pending litigation. Some plaintiffs have been awarded damages from cigarette manufacturers at trial. While some of these awards have been overturned or reduced, other damages awards have been paid after the manufacturers have exhausted their appeals. These awards and other litigation activities against cigarette manufacturers continue to receive media attention. In addition, health issues related to tobacco products also continue to receive media attention. It is possible, for example, that the 2006 verdict in United States of America v. Philip Morris USA, Inc., et al., which made many adverse findings regarding the conduct of the defendants, including Lorillard Tobacco, could form the basis of allegations by other plaintiffs or additional judicial findings against cigarette manufacturers. In addition, the ruling in Good v. Altria Group, Inc., et al. could result in further “lights” litigation. Any such developments could have an adverse affect on the ability of Lorillard Tobacco or Lorillard, Inc. to prevail in smoking and health litigation and could influence the filing of new suits against Lorillard Tobacco or Lorillard, Inc. Lorillard also cannot predict the type or extent of litigation that could be brought against it, or against other cigarette manufacturers in the future.

Lorillard records provisions in the consolidated financial statements for pending litigation when it determines that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Except for the impact of the State Settlement Agreements and Scott as described above, management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of material pending litigation and, therefore, no material provision has been made in the consolidated financial statements for any unfavorable outcome. It is possible that Lorillard’s results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially adversely affected by an unfavorable outcome or settlement of certain pending litigation.

Indemnification Obligations

Lorillard has agreed in the Separation Agreement to indemnify Loews and its officers, directors, employees and agents against all costs and expenses arising out of third party claims (including, without limitation, attorneys’ fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, losses, claims, damages, liabilities, taxes, demands, assessments and amounts paid in settlement based on, arising out of or resulting from, among other things, Loews’s ownership of or the operation of Lorillard and its assets and properties, and its operation or conduct of its businesses at any time prior to or following the Separation (including with respect to any products liability claims).

Loews is a defendant in four pending product liability cases. One of these is a Reimbursement Case in Israel, while the three other cases are on file in U.S. courts. One of the cases pending against Loews in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

U.S. is a Conventional Product Liability Case, while the two other suits are purported Class Action Cases. Lorillard Tobacco also is a defendant in each of the four product liability cases in which Loews is involved. Pursuant to the Separation Agreement, Lorillard will be required to indemnify Loews for the amount of any losses and any legal or other fees in respect of such cases.

Other Litigation

Lorillard is also party to other litigation arising in the ordinary course of its business. The outcome of this other litigation will not, in the opinion of management, materially affect Lorillard’s results of operations or equity.

13.	Related Party Transactions

Lorillard was a party to individual services agreements (the “Agreements”) with Loews through June 9, 2008. Under the Agreements, Loews performed certain administrative, technical and ministerial services. Those services included internal auditing, cash management, advice and assistance in preparation of tax returns and obtaining insurance coverage. Under the Agreements, the Company was required to reimburse Loews for (i) actual costs incurred (such as salaries, employee benefits and payroll taxes) of the Loews personnel providing such services, and (ii) all out-of-pocket expenses related to the provision of such services. Those Agreements were terminated on June 10, 2008 with the Separation from Loews. The Company was charged approximately $100,000, $800,000 and $700,000 for the support functions during the years ended December 31, 2008, 2007 and 2006, respectively. The Company believes, if these services were provided by an independent third party, the cost incurred would not differ materially.

14.	Quarterly Financial Data (Unaudited)

	December 31	September 30	June 30	March 31
2008 Quarter Ended	(In millions)

Net sales	$1,088	$1,125	$1,070	$921
Gross profit	494	472	443	366
Net income	258	237	217	174
Net income per share	$1.54	$1.38	$1.25	$1.00
Number of shares outstanding	168.19	172.37	173.92	173.92

2007 Quarter Ended
Net sales	$957	$1,044	$1,055	$913
Gross profit	422	430	441	369
Net income	213	244	239	202
Net income per share	$1.23	$1.40	$1.37	$1.16
Number of shares outstanding	173.92	173.92	173.92	173.92

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
15. Consolidating Financial Information
Lorillard, Inc. will file a Registration Statement on Form S-3 with the SEC to allow it and its wholly-owned subsidiary, Lorillard Tobacco, to issue debt securities. For any debt securities issued by Lorillard Tobacco, the indenture will provide for an unconditional guarantee by Lorillard, Inc., as primary obligor, for the payment and performance of Lorillard Tobacco’s obligations in connection therewith.
The following sets forth the condensed consolidating balance sheets as of December 31, 2008 and 2007, condensed consolidating statements of income for the years ended December 31, 2008, 2007 and 2006, and condensed consolidating statements of cash flows for the years ended December 31, 2008, 2007 and 2006 for Lorillard, Inc., (herein referred to as “Parent”) Lorillard Tobacco (herein referred to as “Issuer”) and all other subsidiaries of Lorillard, Inc. and Lorillard Tobacco.
The condensed consolidating financial statements present Lorillard, Inc. (as Parent Guarantor), Lorillard Tobacco (as the Issuer), all other non-guarantor subsidiaries and total consolidating adjustments. These condensed consolidating financial statements have been prepared and presented in accordance with SEC Regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Lorillard, Inc. accounts for investments in these subsidiaries under the equity method of accounting.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Balance Sheets
December 31, 2008
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Assets:
Cash and cash equivalents	$19	$565	$607	$—	$1,191
Accounts receivables, less allowance of $2	—	7	—	—	7
Other receivables	—	53	—	—	53
Receivable from limited partnerships	—	—	2	—	2
Inventories	—	255	—	—	255
Deferred income taxes	—	454	—	—	454

Total current assets	19	1,334	609	—	1,962
Investment in subsidiaries	617	641	—	(1,258)	—
Plant and equipment	—	218	—	—	218
Prepaid pension assets	—	36	—	—	36
Other investments	—	—	15	—	15
Deferred taxes and other assets	(5)	90	5	—	90

Total assets	$631	$2,319	$629	($1,258)	$2,321

Liabilities and Shareholders Equity:
Accounts and drafts payable	$—	$30	$—	$—	$30
Accrued liabilities	—	304	(49)	—	255
Settlement costs	—	974	—	—	974
Income taxes	—	14	—	—	14

Total current liabilities	—	1,322	(49)	—	1,273
Postretirement pension, medical and life insurance benefits	—	317	—	—	317
Other liabilities	—	82	18	—	100

Total liabilities	—	1,721	(31)	—	1,690

Shareholders’ Equity:
Common stock	2	—	—	—	2
Additional paid in capital	222	263	315	(578)	222
Earnings retained in the business	965	493	345	(838)	965
Accumulated other comprehensive loss	(158)	(158)	—	158	(158)

	1,031	598	660	(1,258)	1,031

Treasury shares	(400)	—	—	—	(400)

Total shareholders’ equity	631	598	660	(1,258)	631

Total liabilities and shareholders’ equity	$631	$2,319	$629	($1,258)	$2,321

LORILLARD, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Balance Sheets
December 31, 2007
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Assets:
Cash and cash equivalents	$64	$416	$730	$—	$1,210
Accounts receivables, less allowance of $2	—	5	—	—	5
Other receivables	—	5	—	—	5
Receivable from limited partnerships	—	—	198	—	198
Inventories	—	223	—	—	223
Deferred income taxes	—	462	—	—	462

Total current assets	64	1,111	928	—	2,103
Investment in subsidiaries	953	1,003	—	(1,956)	—
Plant and equipment	—	207	—	—	207
Prepaid pension assets	—	103	—	—	103
Other investments	—	—	65	—	65
Deferred taxes and other assets	(6)	130	(2)	—	122

Total assets	$1,011	$2,554	$991	($1,956)	$2,600

Liabilities and Shareholders Equity:
Accounts and drafts payable	$—	$29	$—	$—	$29
Accrued liabilities	—	270	(39)	—	231
Settlement costs	—	919	—	—	919
Income taxes	(2)	18	(7)	—	9

Total current liabilities	(2)	1,236	(46)	—	1,188
Postretirement pension, medical and life insurance benefits	—	284	—	—	284
Other liabilities	—	98	17	—	115

Total Liabilities	(2)	1,618	(29)	—	1,587

Shareholders’ Equity:
Common stock	2	—	—	—	2
Additional paid in capital	217	261	464	(725)	217
Earnings retained in the business	882	763	556	(1,319)	882
Accumulated other comprehensive loss	(88)	(88)	—	88	(88)

Total shareholders’ equity	1,013	936	1,020	(1,956)	1,013

Total liabilities and shareholders’ equity	$1,011	$2,554	$991	($1,956)	$2,600

LORILLARD, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statements of Income
For the Year Ended December 31, 2008
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Net sales (including excise taxes of $712)	$—	$4,204	$—	$—	$4,204
Cost of sales	—	2,428	—	—	2,428

Gross profit	—	1,776	—	—	1,776
Selling, general and administrative (1)	1	928	(568)	—	361

Operating income	(1)	848	568	—	1,415
Other income (expense), net	2	10	7	—	19

Income before taxes	1	858	575	—	1,434
Income taxes	(1)	342	206	—	547

Equity in earnings of subsidiaries	885	369	—	(1,254)	—

Net income	$887	$885	$369	$(1,254)	$887

(1)	Includes intercompany royalties between Issuer and other subsidiaries of a corresponding amount.

LORILLARD, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statements of Income
For the Year Ended December 31, 2007
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Net sales (including excise taxes of $688)	$—	$3,969	$—	$—	$3,969
Cost of sales	—	2,307	—	—	2,307

Gross profit	—	1,662	—	—	1,662
Selling, general and administrative (1)	—	923	(535)	—	388

Operating income	—	739	535	—	1,274
Other income (expense), net	10	32	67	—	109

Income before taxes	10	771	602	—	1,383
Income taxes	3	280	202	—	485

Equity in earnings of subsidiaries	891	399	—	(1,290)	—

Net income	$898	$890	$400	$(1,290)	$898

(1)	Includes intercompany royalties between Issuer and other subsidiaries of a corresponding amount.

LORILLARD, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statements of Income
For the Year Ended December 31, 2006
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Net sales (including excise taxes of $699)	$—	$3,755	$—	$—	$3,755
Cost of sales	—	2,160	—	—	2,160

Gross profit	—	1,595	—	—	1,595
Selling, general and administrative (1)	—	879	(525)	—	354

Operating income	—	716	525	—	1,241
Other income (expense), net	10	37	56	—	103

Income before taxes	10	753	581	—	1,344
Income taxes	3	309	206	—	518

Equity in earnings of subsidiaries	819	374	—	(1,193)	—

Net income	$826	$818	$375	$(1,193)	$826

(1)	Includes intercompany royalties between Issuer and other subsidiaries of a corresponding amount.

LORILLARD, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2008
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities:
Net income	$887	$885	$369	($1,254)	$887
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	32	—	—	32
Deferred income taxes	—	72	—	—	72
Share-based compensation	—	3	—	—	3
Gain on investments	—	(1)	1	—	—
Changes in operating assets and liabilities:
Accounts receivable	—	(38)	—	—	(38)
Inventories	—	(32)	—	—	(32)
Accounts payable and accrued liabilities	—	36	(8)	—	28
Settlement costs	—	43	—	—	43
Income taxes	2	3	—	—	5
Other assets	—	5	—	—	5
Postretirement health and life benefits	—	(7)	—	—	(7)
Other	—	(18)	—	—	(18)
Return on investment in subsidiaries	270	212	—	(482)	—

Net cash provided by operating activities	$1,159	$1,195	$362	($1,736)	$980

Cash flows from investing activities:
Purchases of investments	—	(550)	(500)	—	(1,050)
Proceeds from sales of investments	—	50	495	—	545
Proceeds from maturities investments	—	500	250	—	750
Additions to plant and equipment	—	(44)	—	—	(44)

Net cash provided by investing activities	—	(44)	245	—	201

Cash flows from financing activities:
Dividends paid	(804)	(1,156)	(580)	1,736	(804)
Shares repurchased	(400)	—	—	—	(400)
Return of capital	—	150	(150)	—	—
Excess tax benefits from share-based arrangements	—	4	—	—	4

Net cash used in financing activities	(1,204)	(1,002)	(730)	1,736	(1,200)

Change in cash and cash equivalents	(45)	149	(123)	—	(19)
Cash and cash equivalents, beginning of year	64	416	730		1,210

Cash and cash equivalents, end of year	$19	$565	$607	$—	$1,191

LORILLARD, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2007
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities:
Net income	$898	$890	$400	$(1,290)	$898
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	40	—	—	40
Deferred income taxes	(1)	(61)	—	—	(62)
Share-based compensation	—	2	—	—	2
Gain on investments	—	—	(34)	—	(34)
Amortization of marketable securities	(4)	(5)	(13)	—	(22)
Changes in operating assets and liabilities:
Accounts receivable	—	5	1	—	6
Inventories	—	(40)	—	—	(40)
Accounts payable and accrued liabilities	—	(23)	3	—	(20)
Settlement costs	—	102	—	—	102
Income taxes	(2)	(35)	(7)	—	(44)
Other assets	—	(1)	(11)	—	(12)
Postretirement health and life benefits	—	(4)	—	—	(4)
Litigation accrual	—	66	—	—	66
Other	—	6	—	—	6
Return on investment in subsidiaries	149	(78)	—	(71)	—

Net cash provided by operating activites	$1,040	$864	$339	$(1,361)	$882

Cash flows from investing activities:
Purchases of investments	(617)	(1,195)	(3,104)	—	(4,916)
Proceeds from sales of investments	471	248	1,215	—	1,934
Proceeds from maturities of investments	300	950	2,150	—	3,400
Additions to plant and equipment	—	(51)	—	—	(51)

Net cash provided by investing activites	154	(48)	261	—	367

Cash flows from financing activities:
Dividends paid	(1,170)	(1,040)	(321)	1,361	(1,170)
Excess tax benefits from share-based arrangements	—	3	—	—	3

Net cash used in financing activities	(1,170)	(1,037)	(321)	1,361	(1,167)

Change in cash and cash equivalents	24	(221)	279	—	82
Cash and cash equivalents, beginning of year	40	637	451	—	1,128

Cash and cash equivalents, end of year	$64	$416	$730	$—	$1,210

LORILLARD, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statements of Cash Flows
For the Year Ended December 31, 2006
(In millions)

			All	Total
			Other	Consolidating
	Parent	Issuer	Subsidiaries	Adjustments	Consolidated

Increase (decrease) in cash
Cash flows from operating activities:
Net income	$826	$818	$375	$(1,193)	$826
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	47	—	—	47
Deferred income taxes	—	(24)	4	—	(20)
Share-based compensation	—	1	—	—	1
Gain on investments	—	—	(26)	—	(26)
Amortization of marketable securities	(4)	(8)	(14)	—	(26)
Changes in operating assets and liabilities:
Accounts receivable	—	9	1	—	10
Inventories	—	(1)	—	—	(1)
Accounts payable and accrued liabilities	—	(25)	2	—	(23)
Settlement costs	—	23	—	—	23
Income taxes	—	(49)	(4)	—	(53)
Other assets	—	6	—	—	6
Postretirement health and life benefits	—	15	—	—	15
Other	—	(1)	—	—	(1)
Return on investment in subsidiaries	(36)	(53)	—	89	—

Net cash provided by operating activites	786	758	338	(1,104)	778

Cash flows from investing activities:
Purchases of investments	(519)	(2,180)	(2,360)	—	(5,059)
Proceeds from sales of investments	124	788	1,212	—	2,124
Proceeds from maturities of investments	250	1,400	900	—	2,550
Additions to plant and equipment	—	(30)	—	—	(30)

Net cash used in investing activites	(145)	(22)	(248)	—	(415)

Cash flows from financing activities:
Dividends paid	(783)	(783)	(321)	1,104	(783)
Excess tax benefits from share-based arrangements	—	2	—	—	2

Net cash used in financing activities	(783)	(781)	(321)	1,104	(781)

Change in cash and cash equivalents	(142)	(45)	(231)	—	(418)
Cash and cash equivalents, beginning of year	182	681	683	—	1,546

Cash and cash equivalents, end of year	$40	$636	$452	$—	$1,128